Exhibit 10.2

Visualant Incorporated
500 Union Street, Suite 406
Seattle, Washington  98101

November 10, 2006

Mr. Bradley E. Sparks
5320 West Mercer Way
Mercer Island, WA  98040

Dear Mr. Sparks:

On behalf of Visualant Incorporated (the "Company"), I am pleased to offer you the position of Chief Executive Officer, President, and a member of the Board of Directors of the Company commencing as of the Start Date indicated at the end of this offer.  Your employment is subject to the following terms:

1.           Compensation.

a.           Base Salary.  In this exempt position, you will earn a salary of Twenty Thousand Dollars ($20,000) per month, which is equivalent to $240,000.00 on an annualized basis (the “Base Salary”).  Payment of your Base Salary hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.  The Company will review your Base Salary on a yearly basis.

b.           Incentive Compensation.  You will be eligible to earn an annual incentive bonus in accordance with the bonus policy adopted by the Company for its senior executives.

2.           Employee Benefits.  The Company will provide you with the opportunity to participate in the standard benefits plans as may be available to other senior executives of the Company from time to time, subject to any eligibility requirements imposed by such plans.  You will be subject to the Company's standard vacation policy for its executive officers.

3.           Equity Award.

a.           Stock Options.  In connection with and upon the commencement of your employment, the Board of Directors has approved a grant of stock options (the "Options") to you to purchase One Million (1,000,000) shares of the Company's common stock under the Company’s Combined Incentive and Non-Qualified Stock Option Plan (the “Stock Option Plan”) at an exercise price of $0.75 per share.  The Options will have a term of five (5) years and will vest over a period of forty-two (42) months in accordance with the following vesting schedule:  25% of the shares covered by the Options will vest on the 6-month anniversary of the Start Date of your employment (which shall also be the option grant date), and an additional 25% will vest on each of the three successive 12-month periods following the 6-month anniversary date in accordance with the Stock Option Plan.  Vesting will, of course, depend on your continued employment with the Company.  The Options will be a combination of incentive and non-qualified stock options (in each calendar year the first 133,333 vested options will be incentive stock options and the remainder of the vested options will be non-qualified/non-statutory stock options), and will be subject to the terms and conditions of the Stock Option Agreement to be entered into between you and the Company in the form attached hereto.

b.           Acceleration Benefit.  If the Company is subject to the consummation of any merger or consolidation of the Company with or into another corporation, or to the consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets or securities to a majority-owned subsidiary corporation (together, defined as a “Corporate Transaction”), and if your employment is terminated without Cause (as defined in Section 9.b. below, provided, however, that “Cause” shall include any breach of this letter agreement), and other than as a result of your death or disability, or you voluntarily terminate your employment for Good Reason (defined in Section 9.c. below,  provided, however, that “Good Reason” shall include any breach of this letter agreement by the Company), then you will receive the benefits set forth in sections 9.a.i, 9.a.ii, 9.a.iii and 9.d., below, provided, however, that you execute the Company’s standard form of release of all claims agreement.

4.           Employment Conditions.

a.           Confidentiality Agreement; Policies.  Employment with the Company is contingent upon: (a) the execution and delivery to the Company’s Chairman, of the Company's Confidential Information Invention Assignment, Non-Solicitation and Arbitration Agreement,  and (b) your acknowledgment of and agreement with the Company's corporate policies, codes and procedures as in effect at the time of your hire.

b.           Right to Work.  For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States upon request.

c.           Verification of Information.  This offer of employment also is contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.  By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company's verification of such information.

5.           No Conflicting Obligations.  You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company's policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information, and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.           General Obligations.  As an employee, you will be expected to adhere to the Company's standards of professionalism, loyalty, integrity, honesty, reliability and respect for all.  In addition, you shall acknowledge, agree to, and comply with all of the Company's corporate policies, codes and procedures as in effect at the time of your hire and as modified or introduced from time to time.  The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.

7.           At-Will Employment.  Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as provided herein and in the Stock Option Plan and Confidentiality Agreement.  The Company also reserves the right to modify or amend the terms of your employment at any time for any reason.  This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chairman of the Board of Directors.

8.           Outside Activities.  During the time you are employed by the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, it being understood that: (a) you may undertake civic, charitable and other similar duties as long as, in the opinion of the Company's Board of Directors, they do not interfere with the performance of your duties hereunder; and (b) you may serve on the board of directors of two other public or private companies as long as doing so, in the opinion of the Company's Board of Directors, does not give rise to a conflict of interest with the Company.  While you render services to the Company, you also will not assist any person or entity (i) in competing with the Company, (ii) in preparing to compete with the Company, or (iii) in soliciting or hiring any employees or consultants of the Company.

9.           Termination and Severance Benefits.

a.           General Terms.  Without in any way limiting the Company's policy of at-will employment, if your employment is terminated by the Company without Cause (as defined in Section 9.b. below), and other than as a result of your death or disability, or you voluntarily terminate your employment for Good Reason (as defined in Section 9.c. below), the Company will offer certain severance benefits to you as set forth in Sections 9.a.(i) and 9.a.(ii).  As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company's standard form of release agreement releasing any claims you may have against the Company.

(i)           Cash Payments.  The Company will provide you with severance equal to100% of your then-current annualized Base Salary paid out on a pro rata basis in accordance with the Company's regular payroll schedule over the year following the effective date of your termination; provided, however, that in the case of your termination for Good Reason under Section 9.c.(v), such payment will be made in a lump sum on or as soon as practicable after the effective date of termination.

(ii)           Accelerated Options.  The vesting of the Option will accelerate as to the number of shares that would otherwise have vested and been exercisable as of the date that is twelve (12) months from the date of termination; provided, however, that in the event of acceleration as the result of a Corporate Transaction, the Options will vest immediately before the consummation of the Corporate Transaction.

(iii)           Continued Benefits.  As further consideration, you will continue to receive all benefits specified in Section 2 of this letter agreement to the maximum extent allowed by the Company's benefit plans, for a period not to exceed twelve (12) months following the effective date of your termination.  If you elect continued group medical insurance coverage pursuant to COBRA, the Company will reimburse you for the applicable premiums (less any premium contributions payable by employees at the time) for you and your eligible dependents for the first twelve (12)  months of such coverage, up to a maximum of ten thousand dollars ($10,000) in the aggregate.

b.           Definition of Cause.  The Company may terminate your employment and this agreement at any time for “Cause” immediately upon written notice to you.  As used herein, the term “Cause” shall mean that you have: (i) been convicted of a felony involving moral turpitude, controlled substances, securities law violations, antitrust laws, tax or financial reporting, or physical violence or a single act of fraud, or embezzlement; or (ii) violated any material written Company policy or rules of the Company, unless cured by you within thirty (30) days following written notice to you of such violation; or (iii) repeatedly failed to perform your duties as CEO and President of the Company, or refused to follow the reasonable written directions given by the Company’s Chairman or the Board from time to time, or breached any covenant or obligation under this agreement or other agreement with the Company, unless cured by you within thirty (30) days following written notice to you of such breach or failure; or (iv) engaged in any illegal conduct which adversely affects the reputation of the Company.  Notwithstanding anything to the contrary, “Cause” shall not mean any act or omission believed by you in good faith to have been in, or not opposed to, the best interest of the Company (without intent to personally gain, directly or indirectly, a profit or advantage to which you were not legally entitled).

c.           Good Reason.  You may end your employment and terminate this agreement at any time, with or without “Good Reason” (as defined herein), subject to giving thirty (30) days written notice of said resignation or termination to the Board of Directors or the Chairman of the Company.  For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i)	A material breach of this agreement by the Company which is not cured within thirty (30) days after receipt of written notice of such breach from you to the Company, identifying the specific breach;

(ii)
A change in your status, title, position or responsibilities (including reporting responsibilities) that, in your reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities that, in your reasonable judgment, are inconsistent with such status, title, position or responsibilities or any removal of you from or failure to reappoint or reelect you to any of such positions, except in connection with the termination of your employment for Cause, for Disability or as a result of your death, or by you other than for Good Reason;

(iii)	Any requirement that you relocate, without your consent, your principal residence from the Seattle, Washington, metropolitan area;

(iv)	The relocation, without your consent, of your primary place of work to a location which is more than thirty-five (35) highway miles from your designated location on your Start Date;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor company to assume and perform the Company’s obligations under this agreement:

(vi)	A reduction in your annual base salary, or

(vii)	Any purported termination of your employment or service for Cause by the Company that does not comply with the terms of the Agreement.

d.           Excise Tax Liability.  In the event that it is determined that any payment, distribution or benefit of any type to or for the benefit of you made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “IRC”) and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable or otherwise made available pursuant to the terms of an employment agreement or otherwise, including the accelerated vesting of stock options or other equity-based awards (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the IRC or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by you of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.  The Excise Tax Restoration Payment shall be calculated applying the then highest marginal tax rates.

10.           Termination for Cause.  Upon termination of your employment by the Company for Cause (as defined in Section 9 above), the Company shall be under no further obligation to you, except to pay all accrued but unpaid Base Salary and accrued vacation time to you up to the effective date of your termination of employment.

11.           Surrender of Records and Property.  Upon termination of your employment with the Company for any reason, you shall promptly deliver to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in your possession or under your control.

We are delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company's offer, please sign this letter in the space provided below and return it to me.  The Company requests that you begin work in this new position on November 10, 2006 (your “Start Date”).  This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter will be governed by the laws of the State of Washington.  This letter may not be modified or amended except by a written agreement, signed by the Chairman of the Board of Directors.

Very truly yours,
Visualant Incorporated

/s/ Ronald P. Erickson
Ronald P. Erickson, Chairman

ACCEPTED AND AGREED TO:

/s/  Bradley E. Sparks

Bradley E. Sparks